Exhibit 99.1

MEDIDATA SOLUTIONS, INC.
AMENDED AND RESTATED 2017 LONG-TERM INCENTIVE PLAN
ARTICLE 1
GENERAL
1.1 Purpose. The purpose of the Plan is to establish a vehicle through which the Company can provide equity-based and other incentive compensation opportunities in order to facilitate its ability to recruit, motivate, reward and retain talented individuals who contribute or are expected to contribute to the success and growth of the Company.
1.2 Eligibility. Awards may be granted under the Plan to any employee or non-employee director of, and any consultant, independent contractor or other person who provides personal services to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees.
1.3 Types of Awards. Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.
ARTICLE 2
DEFINITIONS
2.1 “Award” means an award made to an eligible person under the Plan.
2.2 “Award Agreement” means an agreement, in written or electronic form, between the Company and a Participant setting forth the terms and conditions of an Award.
2.3 “Board” means the Board of Directors of the Company.
2.4 “Cause” has the meaning set forth in Section 9.3(a).
2.5 “Change in Control” has the meaning set forth in Section 9.3(b).
2.6 “Code” means the Internal Revenue Code of 1986, as amended.
2.7 “Committee” means the Compensation Committee of the Board.
2.8 “Company” means Medidata Solutions, Inc., a Delaware corporation, and any successor thereto.
2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.10 “Exercise Price” means, with respect to an Option, the purchase price per Share covered by the Option and, with respect to an SAR, the baseline price per Share covered by the SAR.
2.11 “Fair Market Value” means, as of any relevant date, the closing price per Share on such date on the principal securities exchange on which Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.
2.12 “Incentive Cash Award” means a performance-based cash Award described in Section 7.2.
2.13 “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
2.14 “Option” means an option to purchase Shares granted pursuant to Section 5.1.
2.15 “Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.
2.16 “Performance-Based Exemption” means the performance-based compensation exemption from the compensation deduction limitations imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.

Exhibit 99.1

2.17 “Performance Factors” means any of the factors listed in Section 7.3(b) that may be used for Awards intended to qualify for the Performance-Based Exemption.
2.18 “Plan” means the incentive compensation plan set forth herein, as it now exists or is hereafter amended.
2.19 “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.
2.20 “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.
2.21 “Section 409A” means Section 409A of the Code.
2.22 “Shares” means shares of the Company’s common stock.
2.23 “SAR” or “Stock Appreciation Right” means a right to receive appreciation in the value of Shares that is granted pursuant to Section 5.2.
2.24 “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.
2.25 “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.
ARTICLE 3
ADMINISTRATION
3.1 General. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by the Committee, the composition of which is governed by the Committee’s charter.
3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have the power and authority to select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award. Each Award granted under the Plan shall have a vesting period of at least one year from the date the Award is granted, provided that the Committee may prescribe a shorter vesting period with respect to Awards covering up to 5% of the Shares issuable under the Plan.
3.3 Delegation of Authority. To the fullest extent authorized or permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may (i) delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant Awards, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate. The Committee may not delegate its authority with respect to non-ministerial actions relating to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act or Awards that are intended to qualify for the Performance-Based Exemption.
3.4 Indemnification. The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

Exhibit 99.1

ARTICLE 4
SHARES SUBJECT TO THE PLAN; INDIVIDUAL AWARD LIMITS
4.1 Shares Issuable under the Plan. Subject to Section 4.3, the number of Shares available for grant and issuance pursuant to Awards made under the Plan shall be equal to 2,500,000 plus the number of Shares subject to outstanding awards under the Company’s 2009 Plan Long-Term Incentive Plan that, on or after the effective date of this Plan, are forfeited, settled in cash or otherwise terminated without such Shares being issued. The number of Shares that may be issued pursuant to ISOs shall not exceed 1,000,000. For purposes of these limitations, (a) the total number of Shares covered by stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan (and will not be returned to the Plan’s share reserve), and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are covered by or relate to (1) the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) Restricted Stock Awards, RSU Awards or any other forms of Award that are forfeited, (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued, or (4) Shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or a combination of the Company with another Company. Shares that are used or withheld to pay the exercise price of an Option or SAR or to satisfy the tax withholding obligations associated with the vesting or settlement of an Option or SAR will not be available for future grant and issuance under the Plan. Shares that are used or withheld to satisfy tax withholding obligations of Awards other than Options and SARs will be added back to the Share reserve and will be available for future Awards under the Plan. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. For the avoidance of doubt, Shares purchased by the Company in the open market with proceeds from a cash exercise of an Option may not be added to the pool of Shares otherwise available under the Plan.
4.2 Individual Award Limitations. No more than 300,000 Shares may be issued pursuant to Awards granted to any Participant in any calendar year of the Company. No more than $4,000,000 may be earned by any Participant for any calendar year pursuant to Cash Incentive Awards made under Section 7.2. If the performance period for a Cash Incentive Award covers more than one calendar year, then, for the purpose of applying the annual limit under the preceding sentence, the amount that may be earned by the Participant for each calendar year covered by the performance period will be deemed to be equal to the quotient of (a) the maximum amount that may be earned pursuant to the Award, divided by (b) the number of such calendar years.
4.3 Adjustments for Capital Changes. In the event of a split-up, spin-off, stock dividend, extraordinary cash dividend, recapitalization, consolidation of Shares, reverse stock split or other similar capital change, the number and class of Shares that may be issued under the Plan pursuant to Section 4.1, the number of Shares that be covered by ISOs pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, the number, class and/or Exercise Price (if any) of Shares subject to outstanding Awards and performance goals expressed in or with respect to Shares shall be equitably adjusted by and at the discretion of the Board or the Committee in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any outstanding Award shall always be a whole number.
4.4 No Dividend Payments on Unvested Shares. Notwithstanding anything to the contrary contained herein, no Participant shall be paid dividends with respect to unvested Shares covered by an Award (including, without limitation, Options and SARs), provided that the Committee may award dividend equivalents (on Awards other than Options and SARs) for future settlement if, as and when the corresponding unvested Shares become vested and non-forfeitable.
ARTICLE 5
STOCK OPTIONS; STOCK APPRECIATION RIGHTS
5.1 Grant of Company Stock Options. Except as otherwise specified herein (including in Section 3.2), the Committee may grant Options to Participants upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Option will be deemed not to be an ISO (a non-ISO) unless, at the time the Option is granted, the Committee specifically designates such Option as an ISO. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO for any reason, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.
5.2 Grant of Stock Appreciation Rights. Except as otherwise specified herein (including in Section 3.2), the Committee may grant Stock Appreciation Rights, or SARs, to Participants, either alone or in connection with the grant of an Option, upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent

Exhibit 99.1

time. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where—
X = the number of whole Shares as to which the SAR is being exercised, and
Y = the excess of (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.
5.3 Exercise Price. The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.
5.4 Repricing and Reloading Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) reduce the Exercise Price under outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with a lower Exercise Price; or (c) cancel outstanding Options or SARs in exchange for cash or other securities at a time when the per Share Exercise Price under such Options or SARs is higher than the Fair Market Value. The Committee may not grant an Option that includes a “reload” feature or make any other Plan Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.
5.5 Exercise Period of Options and SARs. The Committee may establish such vesting, forfeiture, expiration and other conditions as it deems appropriate (on a grant-by-grant basis) with respect to the exercisability of an Option or SAR; provided, however, that, unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, on the fifth anniversary of the date the ISO is granted).
5.6 Exercise of Options. A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) the Participant’s surrender of previously-owned Shares, (b) the Company’s withholding Shares that would otherwise be issued if the Exercise Price had been paid in cash, (c) payment pursuant to a broker-assisted cashless exercise program established and made available in accordance with applicable law, (d) any other method of payment that is permitted by applicable law, or (e) any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. Shares tendered or withheld for the payment of the exercise price of an Option will be credited on the basis of the Fair Market Value of such Shares on the date they are tendered or withheld pursuant to such exercise.
5.7 Exercise of SARs. A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of any applicable withholding taxes attributable to such exercise. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.
5.8 Termination of Employment or Service. Unless the Committee determines otherwise at the time of grant, or thereafter if no rights of a Participant are thereby reduced, in the event of the termination of a Participant’s employment or service with the Company and its Subsidiaries, (a) the Participant will forfeit any then outstanding unvested Options or SARs, and (b) any then outstanding vested Option or SAR will remain outstanding for a period of at least 90 days (one year if such termination is due to the Participant’s death) following the date of such termination (but in no event longer than the expiration of its stated term.) Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (as such term is defined in Section 9.3(a) below) or at a time when grounds for such a termination exist, the Participant’s then outstanding Options and/or SARs (whether or not previously vested) shall immediately terminate and shall have no further force or effect.

Exhibit 99.1

5.9 Rights as a Stockholder. A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and any such Shares are issued to the Participant (subject to Section 4.3).
ARTICLE 6
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
6.1 Grant of Restricted Stock and RSU Awards. The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made subject to specified conditions and restrictions; and under an RSU Award, the Participant receives the right to receive Shares in the future upon satisfaction of specified terms and conditions. Except as otherwise specified herein (including in Section 3.2), the vesting, forfeiture and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs and Shares covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee and will be set forth in the applicable Award Agreement.
6.2 Restricted Shares. Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except as otherwise provided in the Award Agreement, a Participant who holds unvested Shares pursuant to an outstanding Restricted Stock Award shall have the right to vote the unvested Shares. Subject to Section 4.4, no dividends will be paid with respect to unvested Shares covered by a Restricted Stock Award.
6.3 Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of an RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant.
6.4 Non-Transferability. No Restricted Stock Award, no RSUs and no Shares covered by a Restricted Stock or RSU Award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.
6.5 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and unvested RSUs held under an RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.
6.6 Timing Requirement for Settlement of RSUs. Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the terms of an RSU Award may expressly provide that settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A.
6.7 Receipt of Shares. A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive such Shares, subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

Exhibit 99.1

ARTICLE 7
OTHER FORMS OF AWARD
7.1 Other Share-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Except as otherwise specified herein (including in Section 3.2), each such Share-based Award will be made upon such vesting, forfeiture, performance and other terms and conditions as the Committee, acting in its discretion, may determine; provided that dividend equivalent awards made in conjunction with other Share-based Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms applicable to the corresponding Share-based Awards and/or, if applicable, such different payment terms and conditions that may be required in order to comply with Section 409A. If and when a Share- based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee), with a payment in Shares being based upon their Fair Market Value on the applicable vesting or payment date(s). The settlement of any such Award shall be subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.
7.2 Cash Incentive Awards. The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of a specified performance goal or goals established by the Committee and communicated to the Participant as soon as practicable after the beginning of the applicable performance period and the satisfaction of such other terms and conditions as the Committee may prescribe. A Cash Incentive Award will be payable in the form of a single sum cash payment on or as soon as practicable after the date the Award becomes earned and vested, but in no event later than the 15th day of the third month of the following calendar year. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if (and only if) the Award is exempt from Section 409A or, if not so exempt, the deferred payout complies with the applicable terms and conditions of Section 409A. The payment of Cash Incentive Awards will be subject to applicable tax withholding requirements.
7.3 Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards outstanding upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries shall be forfeited and canceled.
ARTICLE 8
PERFORMANCE-BASED EXEMPTION AWARDS
8.1 Performance-Based Exemption—General. If the Committee intends that an Award should qualify for the Performance-Based Exemption (other than Options and SARs which otherwise qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), then, except as otherwise permitted by Section 162(m) of the Code, the grant, exercise, vesting, amount and/or settlement of such Award shall be contingent upon achievement of one or more pre-established, objective performance goals, which shall be prescribed in writing by the Committee not later than 90 days after the commencement of the applicable performance period and in any event before completion of 25% of such performance period in accordance with the requirements of Section 162(m). Such performance goals shall be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee, acting in a manner consistent with Section 162(m) of the Code, may determine. All determinations as to the establishment of performance goals, the amount of cash and/or the number of Shares that may be earned, the target level (and, if applicable, minimum and maximum levels) of actual achievement required as a condition of earning the Award, and the earned value of any Award intended to qualify for the Performance-Based Exemption shall be made by the Committee and shall be recorded in writing.
8.2 Performance Factors. Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards intended to qualify for the Performance-Based Exemption, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards intended to qualify for the Performance-Based Exemption, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: (a) income measures (including, but not

Exhibit 99.1

limited to, gross profit, operating income, earnings before or after taxes and/or other adjustments, or earnings per share); (b) return measures (including, but not limited to, return on assets, investment, equity, or sales); (c) cash flow return on investments, which equals net cash flows divided by owners’ equity; (d) gross revenues; (e) debt measures (including, without limitation, debt multiples); (f) marked value added; (g) economic value added; and (h); sales and growth metrics (including, but not limited to, iACV, subscription growth, bookings or backlog); and/or (i) Share price (including, but not limited to, growth measures and total shareholder return).
8.3 Performance Goals. In establishing performance goals with respect to an Award intended to qualify for the Performance Exemption, the applicable Performance Factors may be determined by reference to the Company’s performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Committee may prescribe that performance goals under any such Award will be adjusted as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of the Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.
8.4 Discretion. The Committee shall have the authority, in its discretion, to reduce the formula amount or number of Shares otherwise payable pursuant to an Award that is intended to qualify for the Performance-Based Exemption, but may not increase the amount or number of Shares that would otherwise be payable under any such Award; provided that, in the case of an Award intended to constitute a “share-based payment arrangement” under FASB ASC Topic 718, the Committee may exercise its discretion under this Section only if such discretion is expressly reserved as part of the original terms of the Award.
8.5 Certification. No amount shall be paid and no Shares shall be distributed or released pursuant to an Award intended to qualify for the Performance-Based Exemption unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award.
ARTICLE 9
CHANGE IN CONTROL
9.1 Assumption or Substitution of Outstanding Awards. If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. If the Change in Control does not involve an agreement with a third party, and if the Shares covered by an outstanding Award are still traded on a national securities exchange, then the Committee may unilaterally require that the Award be continued, assumed, converted or substituted in accordance with this Section. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, such performance conditions shall be deemed to have been satisfied immediately prior to the Change in Control at the greater of (x) the target performance level(s), or, if calculable, (y) the actual performance level(s) during the portion of the performance period ending immediately prior to the Change in Control. If, within two years following a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without “Cause” (as such terms are defined below), any then outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).
9.2 Awards Not Assumed or Substituted. If a Change in Control occurs and an outstanding Award is not assumed, converted, substituted or continued pursuant to Section 9.1, then such Award will be deemed fully vested; provided, however, that, if the Award is subject to the satisfaction of performance conditions, such performance conditions shall be deemed to have been satisfied immediately prior to the Change in Control at the greater of (x) the target performance level(s), or, if calculable, (y) the actual performance level(s) during the portion of the performance period ending immediately prior to the Change in Control. Each such outstanding Award shall be cancelled immediately prior to the effective time of the Change in Control in

Exhibit 99.1

exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section 11.2, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following the effective time of the Change in Control.
9.3 Certain Defined Terms.
(a) “Cause” means, with respect to any Participant and unless otherwise specified in the Participant’s Award Agreement, (i) if there is an employment, change in control or other services-related agreement in effect between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (ii) if there is no such employment or other agreement in effect, “Cause” shall mean (1) willful failure (except where due to physical or mental incapacity) or refusal to perform in any material respect the duties and responsibilities of the Participant’s employment which is not corrected within ten days following of written notice of such conduct by the Company; (2) misappropriation by Participant of the assets or business opportunities of the Company or its subsidiaries; (3) embezzlement or fraud committed by the Participant, at Participant’s direction, or with Participant’s prior personal knowledge; (4) the Participant’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or (5) the Participant’s willful actions or failures to act which have or would be reasonably likely to have a material adverse effect on the property, business or reputation of the Company or on the ability of the Participant to perform the material duties of his or her employment.
(b) A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:
(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary of the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, provided, however, that the provisions of this paragraph (a) shall not be applicable to any acquisition directly from the Company; or
(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board, but excluding for this purpose any new director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company or
(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(iv) there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Exhibit 99.1

9.4 No Fractional Shares. In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.
ARTICLE 10
AMENDMENT AND TERMINATION
10.1 Amendment and Termination of the Plan. The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock exchange listing rules. Unless sooner terminated, the Plan will terminate on May 30, 2027 the tenth anniversary of the date it was approved by the Company’s stockholders.
10.2 Outstanding Awards. Except as specifically required or permitted by the Plan or an Award Agreement, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant’s rights, unless the Participant consents thereto. The rights of any person with respect to an Award that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of such termination and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.
ARTICLE 11
TAX WITHHOLDING; SECTION 409A
11.1 Tax Withholding. Each Award and the exercise, vesting and settlement of each Award shall be subject to a Participant’s payment or other satisfaction of any applicable withholding taxes. The Committee, in its sole discretion and pursuant to applicable law and such procedures as it may specify from time to time, may require or permit the Participant to satisfy the tax withholding obligation(s) relating to an Award (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid, issued or released pursuant to the Award, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine, including, without limitation, withholding from regular and/or incentive cash compensation that may otherwise be or become payable to the Participant. The amount of a Participant’s withholding tax obligation that is satisfied in Shares (whether previously-owned or withheld from the Shares that would otherwise be issued or released) shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld. In no event may Shares be used to satisfy more than the minimum amount of a Participant’s tax withholding obligation.
11.2 Section 409A Compliance. It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions, shall be exempt from or comply with Section 409A. Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained herein, the following provisions shall apply with respect to an Award if and to the extent that such Award provides for the payment of “nonqualified deferred compensation” (within the meaning of Section 409A).
(a) If a Participant becomes entitled to payments (cash or Shares) under the Award on account of the “termination of the Participant’s employment or other service” or words of like import, then such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A.
(b) If the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then any such payment covered by Section 409A shall be delayed until the first business day following the earlier of (i) the date which is six months after the date of such separation from service, or (ii) the date of the Participant’s death, if and to the extent such delay is required by Section 409A. On the delayed payment date, the Participant (or the Participant’s beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed.
(c) If a payment covered by Section 409A would be accelerated on account of the occurrence of a “Change in Control,” then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in

Exhibit 99.1

Control or, if earlier, on the date of the termination of the Participant’s employment or service (without regard to any further service or performance conditions that otherwise would have applied).
(d) Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.
ARTICLE 12
MISCELLANEOUS
12.1 Non-Transferability. Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to the consent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO), SAR or RSU to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes, and provided further that such transfer is permitted by applicable law and does not give rise to tax under Section 409A. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.
12.2 Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company of all or substantially all of the business and/or assets of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, and the term “Company” as used herein shall be construed accordingly.
12.3 Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
12.4 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.5 Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
12.6 Nonexclusivity of the Plan. No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.
12.7 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable for such purposes and shall be in such form (including, without limitation, as an appendix to the Plan) as the Committee deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.

Exhibit 99.1

12.8 Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.
12.9 Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954.
12.10 Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.
12.11 Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations made by the Committee in connection with the exercise of its authority and responsibilities under the Plan (including, without limitation, decisions and determinations relating to the construction, interpretation and administration of the Plan or any Award), shall be final, binding and conclusive on all persons.
12.12 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state.